Exhibit 2.2

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of June 6, 2024, by and among Emerald JV Holdings L.P., a Delaware limited partnership (the “Partnership”), Emerald JV Holdings G.P. LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), BCP Emerald Aggregator L.P., a Delaware limited partnership (the “Purchaser”), Emersub 21 LLC, a Delaware limited liability company and wholly-owned subsidiary of Emerson (as defined below) (“Emersub 21”), Emersub 22 LLC, a Delaware limited liability company and wholly-owned subsidiary of Emerson (“Emersub 22”), Humboldt Hermetic Motor Corp., a Delaware corporation and wholly-owned subsidiary of Emerson (“Hermetic Motor”), and Emersub XLVI, Inc., a Delaware corporation and wholly-owned subsidiary of Emerson (“Emersub XLVI” and, together with Emersub 21, Emersub 22 and Hermetic Motor, the “Sellers”). The Parties to this Agreement shall be referred to herein from time to time as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Emerson Electric Co., a Missouri corporation (“Emerson”), the Purchaser, the Partnership and Emerald Debt Merger Sub L.L.C. previously entered into that certain Transaction Agreement, dated as of October 30, 2022 (as amended, restated, modified or supplemented from time to time, the “Transaction Agreement”), pursuant to which Emerson contributed its Climate Technologies business to the Partnership and the Purchaser acquired (x) sixty percent (60%) of the Class A-1 Units in the Partnership and all of the Class P Units in the Partnership and (y) sixty percent (60%) of the General Partner Units;

WHEREAS, the closing of the transactions contemplated by the Transaction Agreement took place on May 31, 2023, at which time each of the Partnership and the General Partner became jointly owned by the Purchaser and certain wholly-owned subsidiaries of Emerson;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to the Purchaser, all of their respective Class A-1 Units in the Partnership (the “Acquired Partnership Units”) and General Partner Units (the “Acquired General Partner Units” and, together with the Acquired Partnership Units, the “Acquired Units”); and

WHEREAS, concurrently herewith, the Board has approved the transactions contemplated by this Agreement, and such approval is attached hereto as Exhibit A (the “Board Approval”).

NOW, THEREFORE, in consideration of the promises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I.

DEFINITIONS

Section 1.1   Definitions. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the LPA or, if not defined in the LPA, the LLCA. As used in this Agreement, the following terms have the following meanings:

“Action” means any action, claim, suit, or proceeding, in each case by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings; provided, however, that in no event shall the Purchaser, the General Partner, the Partnership or any of its Subsidiaries be considered an “Affiliate” of any investment fund or investment vehicle affiliated with Blackstone Inc. or any other Sponsor or any portfolio company (as that term is customarily understood among institutional private equity investors) of any such investment fund or investment vehicle nor shall any investment fund or investment vehicle affiliated with Blackstone Inc. or any other Sponsor or any portfolio company of any such investment fund or investment vehicle be considered an “Affiliate” of the Purchaser, the General Partner, the Partnership or its Subsidiaries, in each case other than for purposes of Section 4.2(i), Section 8.8 and Section 8.9. For the avoidance of doubt, in no event shall Aspen Technology, Inc. or any of its Subsidiaries be deemed to be an Affiliate of Emerson hereunder.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which commercial banks in New York, New York are authorized or required by Law to close.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Deadline” has the meaning set forth in Section 7.1(b).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, or lessening of competition through merger or acquisition.

“Contracting Parties” has the meaning set forth in Section 8.9.

“Disclosure Schedules” has the meaning set forth in Section 8.18.

“Enforceability Exceptions” mean applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally and general principles of equity.

“Equity Commitment Letter” has the meaning set forth in Section 4.2(h)(i).

“Equity Financing” has the meaning set forth in Section 4.2(h)(i).

“Foreign (Direct) Investment Laws” means any statute, Law, ordinance, rule or regulation of any jurisdiction or any country designed to prohibit, restrict, regulate or screen foreign direct investments into such jurisdiction or country.

“Fraud” means the making by a Party, to another Party, of an express representation or warranty contained in this Agreement by the first such Party if, at the time such representation or warranty was made by such Party, (i) such representation or warranty was inaccurate, (ii) such Party had actual knowledge (meaning without imputed or constructive knowledge, and without any duty of inquiry or investigation) that such representation or warranty was inaccurate, (iii) in making such representation or warranty the Person(s) with knowledge of the inaccuracy thereof had the intent to deceive such other Party and to induce such other Party to enter into this Agreement, and (iv) such other Party acted in reasonable reliance on such representation or warranty and suffered damages as a result of such reliance. For the avoidance of doubt, “Fraud” does not include equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including fraud) based on negligence or recklessness.

“General Partner Unit” means a unit of the General Partner.

“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local, governmental authority, quasi-governmental, regulatory or administrative agency, self-regulatory authority, department, court, commission, board, bureau, agency or official, including any political subdivision thereof.

“Investment Lien” shall mean any Lien pertaining to the sale, assignment, disposition or transfer of the Acquired Units (including any consents or approvals of transfers, options, rights of first refusal, co-sale and similar rights) arising out of or based on the LPA or the LLCA, as applicable.

“Law” means any applicable federal, state, foreign or local law (including common law), constitution, treaty, convention, ordinance, code, rule, regulation, Order, or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority;

“Lien” means, with respect to any property or asset, any mortgage, lien, license, adverse ownership interest, claim, sublicense, easement, option, mortgage, deed of trust, grant, pledge, charge, security interest or encumbrance in respect of such property or asset.

“LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of May 31, 2023, as amended.

“LPA” means that certain Second Amended and Restated Limited Partnership Agreement of the Partnership, dated as of May 31, 2023, as amended.

“Note Closing” has the meaning set forth in Section 2.4.

“NPA” means that certain Note Purchase Agreement, dated as of the date hereof, by and among the Partnership, EMRLD Seller Notes Issuer LP, Emerson and EMR Holdings.

“Operative Documents” means the LPA, the LLCA, and any other governing documents of the Partnership and the General Partner.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.

“Payment Schedule” means a schedule setting forth (a) the portion of the Purchase Price that is payable to each Seller, and (b) the accounts to which such payments shall be made.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser Parties” means the Purchaser and its Affiliates (including the Partnership and the General Partner).

“Seller Parties” means the Sellers and their respective Affiliates.

“Sponsors” has the meaning set forth in Section 4.2(h)(i).

“Transfer Taxes” means any sales, use, value added, registration, stamp, customs or duties, documentary, transfer (including real property transfer) and similar taxes (including any penalties and interest), in each case with respect to the transactions contemplated by this Agreement.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken with knowledge that such act, or failure to act, constitutes, or would reasonably be likely to constitute, in and of itself a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Article II.

PURCHASE AND SALE

Section 2.1   Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (i) each Seller agrees to sell, assign and transfer to the Purchaser all of its right, title and interest in and to the Acquired Units, and to assign to the Purchaser all of its rights in the Operative Documents (to the extent applicable), free and clear of all Liens (other than Investment Liens and restrictions under applicable federal and state securities Laws), and (ii) the Purchaser agrees to purchase the Acquired Units from the Sellers and to assume and perform all liabilities and obligations of the Sellers under the Operative Documents (to the extent applicable) arising from and after the Closing.

Section 2.2   Purchase Price. The purchase price to be paid by the Purchaser for the Acquired Units (the “Purchase Price”) shall be an amount equal to $1,500,000,000. Each Seller’s aggregate portion of the Purchase Price shall be set forth in the Payment Schedule.

Section 2.3   Payment Schedule. At least three (3) Business Days prior to the Closing, the Sellers shall deliver to the Purchaser the Payment Schedule. Purchaser shall be entitled to rely on the Payment Schedule and shall not be liable to the Sellers or any other Person entitled to payments hereunder for the accuracy of any payments to be made to such Persons in accordance therewith.

Section 2.4 The Closing. The closing for the sale and purchase of the Acquired Units (the “Closing”) will take place (a) ten (10) Business Days (the end of such period, the “Scheduled Closing Date”)following the first date on which the satisfaction or waiver of the conditions to the Closing set forth in Article VI occurs, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions; provided that if there are fewer than five (5) Business Days remaining in the month in which the Scheduled Closing Date occurs, then the Closing shall occur on of such calendar month; provided, further, that the closing under the NPA (the “Note Closing”) shall have occurred at least one (1) Business Day prior to the Closing hereunder; provided, further, that, if the Closing hereunder and the Note Closing would otherwise both occur on the Outside Date, then the Note Closing shall have occurred immediately prior to the Closing hereunder on the Outside Date (it being understood that if the Note Closing will not occur by close of business on the Outside Date, then the Closing hereunder shall otherwise occur without regard to this proviso’s requirement that the Note Closing occur first), or (b) on such other date as the Purchaser and the Sellers may agree (the “Closing Date”). The Closing shall take place by exchange of electronic executed documents, subject to the satisfaction or waiver of the conditions to Closing set forth in Article VI.

Section 2.5   Deliveries at Closing. At the Closing:

(a)   the Purchaser will pay to the Sellers the Purchase Price by wire transfer of immediately available funds;

(b)   each Seller shall deliver an assignment of its Acquired Units substantially in the form attached as Exhibit B, executed by each Seller;

(c)   the Parties will, and will cause their respective Subsidiaries to, deliver such other documents, certificates and agreements as the Parties shall deem reasonably necessary or desirable to effect the transactions contemplated by this Agreement; and

(d)   the Sellers will furnish to the Purchaser an IRS Form W-9 completed on behalf of each Seller.

Section 2.6   Currency. All payments hereunder shall be made and calculated in United States dollars.

Section 2.7   Withholding. The Purchaser and its Affiliates and agents shall each be entitled to deduct and withhold from any amount otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law; provided that, except with respect to any withholding or deduction required as a result of failure to deliver the certifications required to be delivered pursuant to Section 2.5(d), (i) the Party making any payment shall use commercially reasonable efforts to notify the Party entitled to receive such payment at least ten (10) days before any such payment is made of any deduction or withholding requirement applicable to such payment of which the withholding Party becomes aware and (ii) the Parties shall reasonably cooperate with each other prior to the Closing Date to reduce or eliminate any such deduction and withholding to the extent possible under applicable Law. The Party with the withholding obligation shall furnish to such Person reasonably promptly following remission to the appropriate Governmental Authority the original or certificated copy of a receipt issued by such Governmental Authority or other evidence of such payment reasonably satisfactory to such Person. Amounts so withheld and properly remitted to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

Article III.

ASSIGNMENT OF ACQUIRED UNITS

Section 3.1   Capital Contributions and Capital Account. Effective as of the Closing Date:

(a)   100% of each Capital Contribution (for purposes of this clause (a), as defined in the LPA) made by each Seller to the Partnership prior to the Closing Date and 100% of each Seller’s Capital Account (for purposes of this clause (a), as defined in the LPA) in the Partnership as of the Closing Date, in each case solely in respect of the Acquired Partnership Units, shall be deemed to be the Capital Contributions and Capital Account, respectively, of the Purchaser; and

(b)   100% of each Capital Contribution (for purposes of this clause (b), as defined in the LLCA) made by each Seller to the General Partner prior to the Closing Date and 100% of each Seller’s capital account in the General Partner as of the Closing Date, in each case solely in respect of the Acquired General Partner Units, shall be deemed to be the Capital Contributions and capital account, respectively, of the Purchaser.

Article IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE PURCHASE AND SALE

Section 4.1   Representations and Warranties of the Sellers. Each Seller hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing, that:

(a)   Organization; Legal Authority. Such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Such Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)   Authorization; Non-Contravention.

(i)   The execution, delivery and performance by such Seller of this Agreement and the sale of the Acquired Units pursuant to this Agreement (A) have been duly authorized by all necessary action on the part of such Seller, (B) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, its organizational documents or any applicable Law, and (C) subject to Section 5.6, do not and will not conflict with or require any consents under the Operative Documents (other than the Board Approval).

(ii)   Except as set forth in Section 4.1(b)(ii) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by such Seller or any of its Affiliates, and the consummation of the transactions contemplated hereby, does not and will not require any approval of, action by or in respect of, or filing, notice or registration with, any Governmental Authority.

(c)   Binding Obligations. Assuming due and valid execution by each other Party, this Agreement has been duly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject the Enforceability Exceptions.

(d)   Ownership. Such Seller has legal ownership of and good and valid title to the Acquired Units, and such ownership and title are free of all Liens other than Investment Liens and restrictions under federal and state securities Laws. Upon the sale and transfer of the Acquired Units to the Purchaser against payment of the Purchase Price therefor, the Purchaser will acquire good and valid title to the Acquired Units, free and clear of any Liens, other than Investment Liens and restrictions under federal and state securities Laws.

(e)   Broker’s Fee; No Public Offering. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of such Seller who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement. Such Seller has not offered, nor has it authorized any Person acting on its behalf to offer, the Acquired Units to the public or engaged in any general solicitation or public advertising with respect to the offer and sale of the Acquired Units.

(f)   Litigation. No Action is pending or, to such Seller’s knowledge, has been threatened against such Seller or any of its Affiliates with respect to the Acquired Units that might affect the legality, validity or enforceability against such Seller of this Agreement or such Seller’s or its Affiliates ability to perform its obligations hereunder. There is no Action by such Seller pending against any other Person relating to the Acquired Units. Such Seller is not subject to any judgment, decree, in-junction, rule or Order of any court that would materially affect the performance of such Seller’s obligations under this Agreement.

(g)   No Default. Such Seller is not in default under any Operative Document.

(h)   No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLERS IN

SECTION 4.1, NONE OF THE SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE SELLERS OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLERS IN SECTION 4.1, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE SELLERS. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 4.01(h), NOTHING IN THIS AGREEMENT SHALL LIMIT ANY SELLER’S LIABILITY WITH RESPECT TO FRAUD.

Section 4.2   Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to each Seller, the Partnership and the General Partner as of the date hereof and as of the Closing, that:

(a)   Organization; Legal Authority. The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the state of Delaware. The Purchaser has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)   Authorization, Non-Contravention.

(i)   The execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser hereunder (A) have been duly authorized by all necessary actions on the part of the Purchaser, and (B) do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent or filing under, its organizational documents or any applicable Law.

(ii)   Except as set forth in Section 4.1(b)(ii) of the Disclosure Schedules, the execution, delivery and performance of this Agreement by the Purchaser, and the consummation of the transactions contemplated hereby, does not and will not require any approval of, action by or in respect of, or filing, notice or registration with, any Governmental Authority.

(c)   Binding Obligations. Assuming due and valid execution by each other Party, this Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the Enforceability Exceptions.

(d)   Investment Experience. The Purchaser has such knowledge and experience in financial and business matters that it is capable of utilizing the information made available to the Purchaser to evaluate the merits and risks of an investment in the Acquired Units and to make an informed investment decision with respect thereto. The Purchaser is aware that the Purchaser’s purchase of Acquired Units is highly speculative and the Purchaser is able, without impairing the Purchaser’s financial condition, to hold the Acquired Units for an indefinite period of time and to suffer a complete loss of its investment.

(e)   No Distribution. The Acquired Units are being purchased by the Purchaser for the Purchaser’s own account only for investment and are not being purchased with a view towards their resale or further distribution.

(f)   Litigation. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against, relating to or involving the Purchaser before any Governmental Authority that would materially affect the performance of the Purchaser’s obligations under this Agreement. The Purchaser is not subject to any judgment, decree, in-junction, rule or Order of any court that would materially affect the performance of the Purchaser’s obligations under this Agreement.

(g)   Broker’s Fee. There is no investment banker, broker, finder, financial advisor or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any investment banker’s, broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement.

(h)   Financing; Sufficient Funds.

(i)   The Purchaser has delivered to the Sellers on or prior to the date hereof a true, correct and complete copy of one or more fully executed commitment letters, including all annexes, exhibits, schedules and other attachments thereto (the “Equity Commitment Letter”), dated as of the date hereof, by and between  Blackstone Capital Partners VIII (LUX) AIV SCSp, Blackstone Capital Partners VIII (ONT) AIV L.P., Blackstone Capital Partners VIII AIV L.P., Blackstone Family Investment Partnership VIII - ESC L.P., Blackstone Family Investment Partnership VIII - SMD L.P., BTAS NQ Holdings L.L.C., Platinum Falcon B 2018 RSC Limited and Stamford Bridge Investment Pte. Ltd. (the “Sponsors”) and the Purchaser, pursuant to which the Sponsors have committed to provide equity financing in the amount and on the terms and subject to the conditions set forth therein in connection with the transactions contemplated hereby (the “Equity Financing”). The Equity Commitment Letter provides that each Seller is a third-party beneficiary thereto to the extent set forth therein with respect to the provisions expressly specified therein.

(ii)   As of the date of this Agreement, (A) the Equity Commitment Letter is in full force and effect (except as limited by the Enforceability Exceptions) and constitutes a valid and binding obligation of the Purchaser and the other parties thereto and (B) assuming due and valid execution by each other party thereto, the Equity Commitment Letter is enforceable against the Purchaser and, to the knowledge of the Purchaser, the other parties thereto in accordance with its terms, subject to the Enforceability Exceptions. As of the date hereof, the Equity Commitment Letter has not been amended or modified in any respect, no provisions or rights thereunder have been waived and the respective commitments contained therein have not been withdrawn, rescinded or otherwise modified in any respect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under the Equity Commitment Letter on the part of the Purchaser or any other party thereto. There are no conditions precedent or other contingencies directly or indirectly related to the funding of the amount of the Equity Financing required to consummate the transactions contemplated by this Agreement (including any flex provisions) other than the conditions precedent expressly set forth in the Equity Commitment Letter, and the Purchaser has no reason to believe that, as of the date of this Agreement, assuming satisfaction of the conditions set forth in Article VI, (x) it or any other party thereto will not be able to satisfy on a timely basis any term or condition of the Equity Commitment Letter, including any condition to the closing of the

Equity Financing, or (y) the amount of the Equity Financing required to consummate the transactions contemplated by this Agreement will not be made available to the Purchaser at or prior to the Closing. As of the date of this Agreement, other than the Equity Commitment Letter, there are no side letters or other contracts, arrangements or understandings (written or oral) directly or indirectly related to the funding or investing, as applicable, of the full amount of the Equity Financing. The aggregate proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, are in an amount sufficient to consummate the Closing upon the terms contemplated by this Agreement.

(i)   No Other Representations or Warranties. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PURCHASER IN SECTION 4.2, NONE OF THE PURCHASER OR ANY OF ITS AFFILIATES NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE PURCHASER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE PURCHASER IN SECTION 4.2, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE PURCHASER. NOTWITHSTANDING THE FOREGOING IN THIS SECTION 4.02(i), NOTHING IN THIS AGREEMENT SHALL LIMIT THE PURCHASER’S LIABILITY WITH RESPECT TO FRAUD.

Article V.

COVENANTS

Section 5.1   Tax Matters.

(a)   The Parties agree that for U.S. federal income, and applicable state, local and non-U.S. tax purposes, the purchase of the Acquired Partnership Units shall not be treated as causing the Partnership to terminate. The Parties and each of their Affiliates agree to report, act and file all tax returns and determine all taxes in accordance with, and not take any position for tax purposes in a proceeding or otherwise that is inconsistent with the previous sentence, except as otherwise required by any final determination of liability in respect of a tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD.

(b)   Any Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement shall be borne equally by the Purchaser, on the one hand, and the Sellers, on the other hand. The Party required by applicable Law to file the applicable tax returns shall timely prepare and file each tax return with respect to such Transfer Taxes, and the other Parties shall reasonably cooperate therewith. The Parties shall use commercially reasonable efforts to cooperate with each other to reduce or eliminate any Transfer Taxes imposed with respect to the transactions contemplated by this Agreement.

(c)   Notwithstanding anything in the LPA to the contrary, the Parties agree that the obligations of the Sellers pursuant to Section 7.3(d) of the LPA relating to Partnership Incremental Tax Liabilities and the alternative procedure set forth in Section 6226 of the Code shall survive the sale of the Acquired Partnership Units for sixty (60) days after the expiration of the applicable the statute of limitations of the relevant tax (giving effect to any waiver, mitigation or extension thereof) and the Parties shall mutually cooperate in connection therewith.

Section 5.2   Certain Actions. Until the Closing or the earlier termination of this Agreement and except in connection with the transactions contemplated hereby, the Sellers shall not, without the prior written consent of the Purchaser, directly or indirectly, (i) sell, transfer or otherwise dispose of, solicit any bids for, or enter into any discussions with any third party relating to the sale of all or any portion of the Acquired Units or (ii) create any Liens on the Acquired Units other than Investment Liens and restrictions under applicable federal and state securities Laws, in each case to the extent not released prior to or in connection with the Closing.

Section 5.3   Notification of Certain Matters. Each Party shall give prompt written notice to the other Parties of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or (ii) any Action pending or, to such Party’s knowledge, threatened against a Party or the Parties expressly relating to the transactions contemplated by this Agreement.

Section 5.4   Governmental Approvals. The Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to obtain any approvals required pursuant to applicable Competition Laws and Foreign (Direct) Investment Laws in respect of the transactions contemplated by this Agreement as promptly as practicable after the date hereof, including (a) submitting any notification filings (including a draft where appropriate or advisable) required under applicable Competition Laws or Foreign (Direct) Investment Laws in the jurisdictions listed in Section 6.1(b)(i) and Section 6.1(b)(ii) of the Disclosure Schedules or start with any consultations required to identify authority’s jurisdiction as promptly as reasonably practicable after the date of this Agreement, and (b) cooperating with each other in connection with any such filings or the provision of any such information (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the other Party prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith). Nothing in this Section 5.4 or any other provision of this Agreement shall require the Purchaser or any of its Affiliates (including, solely for purposes of this sentence, Blackstone Inc. (“Blackstone”) or any Sponsor and any investment funds or investment vehicles affiliated with, or managed or advised by, Blackstone or any such Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of any such investment fund or investment vehicle) to agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of the Purchaser, the Partnership, or any of their respective Subsidiaries or Affiliates, or any interests therein.

Section 5.5   Indemnification Release. The Purchaser and the Partnership each acknowledge and agree that (a) commencing with the execution and delivery of this Agreement, Emerson’s indemnification obligations under Section 9.02(a)(v) of the Transaction Agreement with respect to the Specified Liabilities (as defined in the Transaction Agreement) shall be suspended and (b) effective upon the Closing, such indemnification obligations shall terminate and Emerson shall have no further obligations with respect to the Specified Liabilities; provided that, in the event this Agreement is terminated pursuant to Article VII, clause (a) of this Section 5.5 shall be deemed null and void ab initio, and Emerson shall be fully liable for any indemnification obligations under Section 9.02(a)(v) of the Transaction Agreement with respect to the Specified Liabilities (as defined in the Transaction Agreement) that may arise from and after the execution and delivery of this Agreement until and through the date of such termination.

Section 5.6   Waiver of ROFO. By entering into this Agreement, the Purchaser hereby irrevocably waives all of Purchaser’s rights and the Sellers’ obligations that are set out in Section 9.5 of the LLCA in respect of a proposed transfer of the Acquired Units to the extent such rights and obligations would be exercisable or required in connection with the transactions contemplated by this Agreement; provided that if this Agreement is terminated pursuant to Article VII, the waiver provided pursuant to this Section 5.6 shall be deemed null and void ab initio.

Article VI.

CONDITIONS TO THE CLOSING

Section 6.1   Mutual Conditions. The respective obligations of the Sellers and the Purchaser to effect the Closing are subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a)   No provision of any applicable Law (other than any Competition Law or Foreign (Direct) Investment Law) or Order shall prohibit the consummation of the Closing; and

(b)   All required filings shall have been made and required approvals obtained pursuant to applicable Competition Laws in the jurisdictions listed in Section 6.1(b)(i) of the Disclosure Schedules and to applicable Foreign (Direct) Investment Laws in the jurisdictions listed in Section 6.1(b)(ii) of the Disclosure Schedules.

Section 6.2   Conditions to the Obligation of the Purchaser. The obligation of the Purchaser to effect the Closing is subject to the satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

(a)   (i) All representations and warranties of the Sellers, other than the second sentence of Section 4.1(d), will be accurate in all material respects (without giving effect to any materiality qualifications contained therein) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; and (ii) the representation and warranty of the Sellers set forth in the second sentence of Section 4.1(d) will be accurate (other than de minimis inaccuracies) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except, in each case, to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and

(b)   All agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by the Sellers on or before the Closing Date shall have been so performed or complied with in all material respects.

Section 6.3   Conditions to the Obligation of the Sellers. The obligation of the Sellers to effect the Closing is subject to the satisfaction or waiver of the following additional conditions on or prior to the Closing Date:

(a)   All representations and warranties of the Purchaser will each be accurate in all material respects (without giving effect to any materiality qualifications contained therein) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except to the extent that such representations and warranties are by their express provisions made as of the date of this Agreement or another specified date; and

(b)   All agreements, covenants and obligations required by the terms of this Agreement to be performed and complied with by the Purchaser on or before the Closing Date shall have been so performed or complied with in all material respects.

Article VII.

TERMINATION

Section 7.1   Grounds for Termination. This Agreement may be terminated at any time before the Closing:

(a)   by mutual written agreement of the Purchaser and the Sellers;

(b)   by the Sellers or the Purchaser if the Closing has not occurred by December 31, 2024 (the “Closing Deadline”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) will not be available to (i) the Purchaser if its breach or failure to fulfill any obligation under this Agreement primarily resulted in the failure to consummate the Closing and (ii) the Sellers if any Seller’s breach or failure to fulfill any obligation under this Agreement primarily resulted in the failure to consummate the Closing;

(c)   by the Purchaser if any of the representations or warranties of the Sellers set forth in Section 4.1 are not accurate, or if the Sellers have failed to perform any covenant or agreement on the part of any of the Sellers set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 6.1 or Section 6.2 would not be satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within thirty (30) Business Days after written notice thereof is delivered to the Sellers; provided that the Purchaser is not then in material breach of this Agreement; or

(d)   by the Sellers if any of the representations or warranties of the Purchaser set forth in Section 4.2 are not accurate, or if the Purchaser has failed to perform any covenant or agreement on the part of the Purchaser set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to the Closing set forth in either Section 6.1 or Section 6.3 would not be satisfied as of the Closing and the breach or breaches causing such representations or warranties not to be accurate, or the failures to perform any covenant or agreement, as applicable, are not cured within thirty (30) Business Days after written notice thereof is delivered to Purchaser; provided that the Sellers are not then in material breach of this Agreement.

The Party terminating this Agreement pursuant to this Section 7.1 will give written notice of the termination to the other Parties. A notice of termination from one Seller shall be deemed to be a notice of termination from all Sellers.

Section 7.2   Effect of Termination. If this Agreement is terminated as permitted by Section 7.1, no Party will have any liability or further obligation to the other Parties pursuant to this Agreement; provided, however, that if termination results from the Fraud or Willful Breach of a Party, such Party will remain liable for any and all costs, expenses or damages incurred or suffered by the other Party as a direct result of such failure or breach; and, provided, further, that the agreements of the Parties set forth in Section 8.4 (Notices), Section 8.8 (Confidentiality), Section 8.10 (Governing Law) and Section 8.11 (Submission to Jurisdiction) and this Section 7.2 shall survive such termination; provided, further, that the Operative Documents will remain in full force and effect notwithstanding any termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will the Seller Parties, collectively, be entitled to receive monetary damages in excess of $450,000,000 from the Purchaser Parties pursuant to this Agreement or in connection with the transactions contemplated hereby.

Article VIII.

OTHER MATTERS

Section 8.1   Waiver; Amendment. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.2   Survival. Subject to the following sentences, each Party’s representations, warranties and covenants set forth in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and shall remain in full force and effect until the date that is the first (1st) anniversary of the Closing Date. Unless otherwise indicated, the covenants and agreements set forth in this Agreement that by their terms are required to be performed in whole or in part after the Closing shall survive the Closing until they have been performed or satisfied in accordance with their terms. The limitations on survival set forth in this Section 8.2 shall not apply to claims based on Fraud, which shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

Section 8.3   Expenses. Except as otherwise provided in this Agreement, each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement; provided that the Partnership shall reimburse each of the Purchaser and the Sellers on or promptly following the earlier of the Closing or the termination of this Agreement for any documented out-of-pocket fees incurred in connection with any regulatory filings made pursuant to this Agreement and the consummation of the transactions contemplated hereby.

Section 8.4   Notices. All notices, requests and other communications to any Party shall be in writing (including electronic mail (“e-mail”) transmission) and shall be given,

if to the Purchaser, the Partnership or the General Partner to:

BCP Emerald Aggregator L.P.

c/o Blackstone Inc.

345 Park Avenue

New York, NY 10154

Attention:

Seth Meisel

Nick Kuhar

E-mail:

Seth.Meisel@Blackstone.com

Nick.Kuhar@Blackstone.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:

Elizabeth A. Cooper

William J. Allen

E-mail:

ecooper@stblaw.com

william.allen@stblaw.com

if to the Sellers, to:

Emerson Electric Co.

8000 West Florissant Avenue

P.O. Box 4100

St. Louis, MO 63136

Attention:

Vincent M. Servello

Vanessa R. McKenzie

E-mail:

Vincent.Servello@emerson.com

Vanessa.mckenzie@emerson.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention:

Marc O. Williams

E-mail:

marc.williams@davispolk.com

or such other address or email address as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received (a) when personally delivered, (b) on the date transmitted by electronic mail if sent prior to 5:00 p.m. New York City Time, and otherwise on the next Business Day, in each case, to the extent that no “bounce back,” “out of office” or similar message indicating non-delivery is received with respect thereto on the date of delivery, (c) the next Business Day on which the same has been delivered prepaid to a reputable national or international overnight courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid.

Section 8.5   Entire Understanding; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement. Except for the provisions of Section 5.5 and Section 8.9, nothing in this Agreement, express or implied, is intended to confer on any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities.

Section 8.6   Assignment. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns; provided that each of the Purchaser and each of the Sellers may assign and transfer this Agreement and any of its rights, interests and obligations hereunder, in whole or in part, without the prior written consent of any Party to one or more of its Affiliates, or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as the Purchaser or the relevant Seller, as applicable, is not relieved of any obligation hereunder.

Section 8.7   Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by each other Party. Until and unless each Party has received a counterpart hereof signed by each other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 8.8   Confidentiality. Except (i) as required or expressly permitted by this Agreement, (ii) as may be necessary in order to obtain any required regulatory approval, (iii) as may be necessary in order to effect an assignment of rights, interests or obligations pursuant to Section 8.6, (iv) as necessary to consult with attorneys, accountants, employees, or other advisors retained in connection with the transactions contemplated hereby, (v) as required by court order or otherwise mandated by Law, (vi) in connection with any disclosure document prepared by the Sellers, the Purchaser or any of their respective Affiliates, (vii) without limiting the foregoing clause (v), in connection with any regulation or disclosure obligations of securities Laws, the U.S. Securities Exchange Commission, a securities exchange, a securities market or a self-regulatory agency (including any financial reporting obligations and filing of financial statements related thereto) of the Sellers, the Purchaser or any of their respective Affiliates, (viii) in connection with any inquiry, audit or other proceeding related to taxes, no Party shall issue any news release or other public notice or communication or otherwise make any disclosure to third parties concerning this Agreement, the terms hereof or the transactions contemplated hereby (including the information received from the other Party), without the prior written consent of the other Party. Notwithstanding the foregoing, the Purchaser and its Affiliates may, without consulting any other Parties, provide ordinary course communications regarding this Agreement and the transactions contemplated hereby in connection with financial reporting and fundraising activities to existing or prospective general and limited partners, equity holders, members, managers and investors of any Affiliates of such Person, which in each case are subject to customary confidentiality obligations, without the consent of the other Parties.

Section 8.9   Non-Recourse. Notwithstanding anything to the contrary in this Agreement, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) (other than as expressly set forth in any confidentiality agreement), may be made only against (and such representations and warranties are those solely of) the Sellers, the Partnership or the Purchaser (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (in each case excluding the Contracting Parties), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or non-performance, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Persons.

Section 8.10  Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 8.11  Submission to Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party hereto agrees that service of process on such Party as provided in Section 8.4 shall be deemed effective service of process on such Party.

Section 8.12  Further Assurances. Each of the Sellers and the Purchaser will, from time to time as reasonably requested to do so by the other, execute, acknowledge and deliver any and all such other and further acts, assignments, transfers and any instruments of further assurance, approvals and consents as are necessary or proper in order to complete, ensure and perfect the consummation of the transactions contemplated hereby.

Section 8.13  Enforcement; Specific Performance.

(a)   The Parties agree that irreparable damage would occur if any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated hereby) were not performed in accordance with the terms hereof and that, subject to Section 8.13(b), the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, in any federal court located in the State of Delaware or any other Delaware state court), in addition to any other remedy to which they are entitled at law or in equity. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, (i) any and all defenses to any action for specific performance hereunder, including any defense based on the claim that a remedy at Law would be adequate and (ii) any requirement to post a bond or other security as a prerequisite to obtaining equitable relief.

(b)   Notwithstanding anything in this Agreement to the contrary, it is acknowledged and agreed that Sellers shall only be entitled to specific performance to fully enforce the terms of the Equity Commitment Letter against any of the Sponsors and to cause the Equity Financing to be funded and to cause the Purchaser to effect the Closing in accordance with Section 2.4 if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived by the Purchaser (other than those conditions that by their terms or nature are to be satisfied at the Closing and that would be satisfied if there were a Closing), (ii) the Sellers have confirmed in writing that if specific performance is granted and the Equity Financing is funded, then the Sellers are ready, willing and able to take the actions within their control to consummate the Closing, (iii) the Equity Financing to be provided under each other Equity Commitment Letter executed by each other Sponsor has been or will be funded at the Closing, and (iv) the Purchaser fails to consummate the Closing within three (3) Business Days of the later of (1) the date on which the Closing should have occurred pursuant to Section 2.4 and (2) the date such written notice is delivered to Purchaser pursuant to clause (ii) above; and

(c)   The Purchaser acknowledges and agrees that the Seller Parties may pursue both a grant of specific performance under this Section 8.13 and monetary damages; provided that in no event shall the Seller Parties be permitted or entitled to receive both (i) a grant of specific performance resulting in the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof and (ii) monetary damages of any kind (other than with respect to breaches of Section 5.1 of this Agreement and breaches of any covenants contained in this Agreement that are to be performed following the Closing).

Section 8.14  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the provisions of the last sentence of Section 7.2 and Section 8.9, including the limitations set forth therein, be construed as integral provisions of this Agreement and that such provisions and limitations shall not be severable in any manner that increases a party’s liability or obligations under this Agreement or the Equity Financing.

Section 8.15  Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE EQUITY COMMITMENT LETTER OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE EQUITY FINANCING). NO PARTY HERETO SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE EQUITY COMMITMENT LETTER OR ANY RELATED INSTRUMENTS. NO PARTY HERETO WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.15. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO

ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.16  No Presumption Against Drafting Party. Each of the Parties acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 8.17  References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months shall be deemed references to calendar days or months. All references to “$”shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Section 8.18  Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that any item disclosed in any part, subpart, section or subsection of the Disclosure Schedules referenced by a particular section or subsection in this Agreement shall be deemed to have been disclosed with respect to any other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Headings have been inserted in the Disclosure Schedules for convenience of reference only. The Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material”, or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) be deemed or interpreted to expand the scope of the Parties’ respective representations and warranties, obligations, covenants, conditions or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the transactions contemplated by this Agreement requires the consent of any third party, (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter or (g) constitute, or be deemed to constitute, an admission or indication by any Party that such item meets any or all of the criteria set forth in this Agreement for inclusion in the

Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties named below have caused this instrument to be duly executed, all as of the day and year first above written.

PURCHASER:

BCP EMERALD AGGREGATOR L.P.,

By:	BCP 8 Holding Manager L.L.C.,
its General Partner

By:	/s/ Seth Meisel
Name:	Seth Meisel
Title:	Senior Managing Director

[Signature Page to Unit Purchase Agreement]

SELLERS:

EMERSUB 21 LLC

/s/ John A. Sperino
By:	John A. Sperino
Title:	President & Secretary

EMERSUB 22 LLC

/s/ John A. Sperino
By:	John A. Sperino
Title:	President & Secretary

HUMBOLDT HERMETIC MOTOR CORP.

/s/ John A. Sperino
By:	John A. Sperino
Title:	President & Secretary

EMERSUB XLVI, INC.

/s/ John A. Sperino
By:	John A. Sperino
Title:	President & Secretary

[Signature Page to Unit Purchase Agreement]

PARTNERSHIP:

EMERALD JV HOLDINGS L.P.

By:	/s/ Ross Shuster
Name:	Ross Shuster
Title:	President & Chief Executive Officer

GENERAL PARTNER:

EMERALD JV HOLDINGS G.P. LLC

By:	/s/ Ross Shuster
Name:	Ross Shuster
Title:	President & Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

EXHIBIT A

Board Approval

EXHIBIT B

Assignment of Acquired Units